Exhibit 23.2

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2024, with respect to the consolidated financial statements of Spectral AI, Inc. and subsidiaries, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas
April 10, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.